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Exhibit 23

                         Consent of Independent Auditors



To the Board of Directors
Roadway Express, Inc.

We consent to the incorporation by reference in this Annual Report (Form 10-K) of Roadway Express, Inc. of our report dated January 25, 1999, included in the 1998 Annual Report to Shareholders of Roadway Express, Inc.

Our audits also included the financial statement schedule of Roadway Express, Inc. listed in Item 14(a). This schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits. In our opinion, the financial statement schedule referred to above, when considered in relation to the consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

We also consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-58175) pertaining to the Roadway Express Deferred Compensation Plan, Post-Effective Amendment No. 1 to Registration Statement (Form S-8 No. 33-80685) pertaining to the Roadway Express, Inc. 401(k) Stock Savings Plan and in the Registration Statement (Form S-8 No. 333-2563) pertaining to the Roadway Express, Inc. 1996 Employee Stock Purchase Plan of our report dated January 25, 1999, with respect to the consolidated financial statements incorporated herein by reference, and our report included in the preceding paragraph with respect to the financial statement schedule included in this Annual Report (Form 10-K) of Roadway Express, Inc.




                                ERNST & YOUNG LLP

Akron, Ohio
March 23, 1999